Exhibit 1.1

Execution Version

ANY MARKET PURCHASE AGREEMENT

This Any Market Purchase Agreement (this “Agreement”), dated as of June 20, 2025 (the “Execution Date”), by and between Redhill Biopharma Ltd., an Israeli corporation (the “Company”), and Alumni Capital LP, a Delaware limited partnership (the “Investor”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company wishes to sell and issue to the Investor, and the Investor wishes to subscribe for and buy from the Company, up to $10,000,000 of the  American Depositary Shares (the “ADSs”), representing fully paid ordinary shares of the Company, par value NIS 0.01 per share (“Ordinary Shares”), with each ADS representing ten thousand (10,000) Ordinary Shares.

WHEREAS, the Ordinary Shares (the “Underlying Ordinary Shares”) shall be deposited pursuant to a deposit agreement (the “ADS Deposit Agreement”) dated as of December 26, 2012 among the Company, The Bank of New York Mellon, as ADS Depositary (as defined below), and the owners and holders of ADSs from time to time, as such agreement may be amended or supplemented.

WHEREAS, the offer and sale of the Securities issuable hereunder will be made in reliance upon Section 4(a)(2) and Regulation D under the Securities Act and the rules and regulations promulgated thereunder, or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1          Defined Terms.  As used in this Agreement, the following terms shall have the following meanings specified or indicated (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“6-K” shall have the meaning set forth in Section 6.2.

“ADS Deposit Agreement” shall have the meaning specified in the recitals to this Agreement.

“ADS Depositary” shall mean The Bank of New York Mellon and any successor ADS depositary of the Company.

“ADSs” shall have the meaning specified in the recitals to this Agreement.

“Affiliate” shall mean, with respect to a Party, any individual, a corporation or any other legal entity, directly or indirectly, controlling, controlled by or under common control with such Party.  For purpose of this definition, the term “control,” as used with respect to any corporation or other entity, means (a) direct or indirect ownership of fifty percent (50%) or more of the securities or other ownership interests representing the voting rights or general partnership or membership interest of such corporation or other entity or (b) the power to direct or cause the direction of the management or policies of such corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning specified in the preamble hereof.

“At The Market Offering” means an offering into any existing trading market for the Company’s ADSs or Ordinary Shares at other than a fixed price.

“Average Daily Trading Volume” shall mean the average daily trading volume of the ADSs on the Principal Market over the most recent five (5) Business Days prior to the respective Purchase Notice Date.

“Bankruptcy Custodian” shall mean any receiver, trustee, assignee, liquidator, registered liquidator, small business restructuring practitioner, or similar official under any Bankruptcy Law.

“Bankruptcy Law” shall mean Title 11, U.S. Code, any similar federal or state law, or any similar Israeli law (including, without limitation, the Israel Insolvency and Financial/Economic Rehabilitation Act) for the relief or restructuring of debtors.

“Beneficial Ownership Limitation” shall have the meaning specified in Section 8.2(f).

“Business Day” shall mean a day on which the Principal Market shall be open for business.

“Clearing Costs” shall mean all of the Investor’s broker and ADS Depositary costs with respect to the deposit of the Purchase Notice Securities.

“Closing” shall mean any one of the closings of a purchase and sale of Purchase Notice Securities pursuant to Section 2.3(d).

“Closing Date” shall mean the date on which a Closing occurs, to be no later than five Business Days after the receipt of the applicable Purchase Notice.

“Commitment Amount” shall mean $10,000,000.

“Commitment Period” shall mean the period commencing on the date on which the Investor receives the Commitment Warrant and ending on the earlier (i) the date on which the ADSs cease trading on an Eligible Market, (ii) the date on which the Investor shall have purchased Purchase Notice Securities pursuant to this Agreement for an aggregate purchase price equal to the Commitment Amount, or (iii) 5:00 p.m. Eastern Time on June 30, 2026.

“Commitment Securities” shall have the meaning set forth in Section 6.3.

“Commitment Warrants” shall mean the warrants to purchase ADSs representing Ordinary Shares being issued to the Investor pursuant to Section 6.3 upon execution of this Agreement.

“Commitment Warrant ADSs” shall mean ADSs representing  Ordinary Shares issuable upon exercise of the Commitment Warrants.

“Company” shall have the meaning specified in the preamble hereof.

“Custodian” shall mean Computershare, as custodian for the ADS Depositary.

“Damages” shall mean any loss, claim, damage, liability, cost, and expense (including, without limitation, reasonable attorneys’ fees and disbursements and costs and expenses of expert witnesses and investigation).

“Dispute Submission Deadline” shall have the meaning set forth in Section 11.16(a).

“DRS” shall mean the DTC’s Direct Registration System.

“DRS ADSs” shall mean ADSs that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Investor’s or its designee’s specified DRS account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“DRS Eligible” shall mean that (a) the ADSs are eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DRS system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Purchase Notice Securities and Commitment Securities are otherwise eligible for delivery via DRS, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Purchase Notice Securities and Commitment Securities, as applicable, via DRS.

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Company.

“DTC/FAST Program” shall mean the DTC’s Fast Automated Securities Transfer Program.

“DWAC” shall mean Deposit Withdrawal at Custodian as defined by DTC.

“DWAC ADSs” shall mean ADSs that are (i) issued in electronic form, (ii) freely tradable and transferable and without restriction on resale, and (iii) timely credited by the Company to the Investor’s or its designee’s specified DWAC account with DTC under the DTC/FAST Program, or any similar program hereafter adopted by DTC performing substantially the same function.

“DWAC Eligible” shall mean that (a) the ADSs are eligible at DTC for full services pursuant to DTC’s operational arrangements, including, without limitation, transfer through DTC’s DWAC system, (b) the Company has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Purchase Notice Securities and Commitment Securities are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Purchase Notice Securities and Commitment Securities, as applicable, via DWAC.

“Eligible Market” shall mean the NYSE, the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, or The Nasdaq Global Select Market (or any nationally recognized successor to any of the foregoing).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” shall mean the date set forth in the preamble of this Agreement.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Forward Purchase Notice” shall mean a Purchase Notice issued by the Company selecting the Forward Purchase Price at which to sell the Purchase Notice Securities subject to such Purchase Notice.

“Forward Purchase Notice Limitation” shall mean a number of ADSs having an aggregate purchase price equal to the lesser of (i) $500,000 or (ii) thirty percent (30%) of the trading volume of the ADSs on the Principal Market beginning at 4:00 a.m. New York time on the Purchase Notice Date and ending at the time on the Purchase Notice Date that the Purchase Notice has been received by email by the Investor.

“Forward Purchase Price” shall mean the lowest traded price of the ADSs on the Purchase Notice Date with respect to a Purchase Notice, as determined by the Investor, multiplied by ninety six percent (96%).  Any Purchase Notice setting forth the Forward Purchase Price will be subject to the Forward Purchase Notice Limitation.

“Future SEC Documents” shall have the meaning set forth in Section 8.2(k).

“Indemnified Party” shall have the meaning set forth in Section 10.1.

“Indemnifying Party” shall have the meaning set forth in Section 10.1.

“Initial Purchase Notice” shall mean the first Purchase Notice issued by the Company pursuant to this Agreement.

“Initial Purchase Notice Limitation” shall mean $1,000,000.

“Initial Purchase Price” shall mean the lowest daily VWAP of the ADSs during the five (5) consecutive Business Days immediately prior to the Purchase Notice Date with respect to the Initial Purchase Notice multiplied by eighty-two percent (82%).  The Initial Purchase Notice will be subject to the Initial Purchase Notice Limitation.

“Initial Registration Statement” shall have the meaning set forth in Section 7.1(a).

“Investor” shall have the meaning specified in the preamble to this Agreement.

“Lien” shall mean a lien, charge, pledge, security interest, encumbrance, right of first refusal, preemptive right, or other restriction.

“Material Adverse Effect” shall mean any effect on the business, operations, properties, or financial condition of the Company that is material and adverse to the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to enter into and perform its obligations under any Transaction Document.

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“NYSE” shall mean the New York Stock Exchange.

“NYSE American” shall mean NYSE American LLC.

“Ordinary Shares” shall have the meaning specified in the recitals to this Agreement.

“Party” shall mean a party to this Agreement.

“Person” shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Prefunded Warrant” means, collectively, the Prefunded ADS purchase warrants that may be delivered to the Investor at the Closing of the purchase and sale of Purchase Notice Securities pursuant to the Initial Purchase Notice in accordance with Section 2.3 hereof, which Prefunded Warrants shall be exercisable immediately and shall expire when exercised in full, in the form of Exhibit B attached hereto.

“Prefunded Warrant ADSs” means the ADSs issuable upon exercise of the Prefunded Warrants.

“Principal Market” shall mean any of the national securities exchanges (i.e. NYSE, NYSE American, NASDAQ), or principal quotation systems (i.e. OTCQX, OTCQB, OTC Pink), or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the ADSs.

“Purchase Notice Amount” shall mean the product of the number of Purchase Notice Securities referenced in the Purchase Notice multiplied by the applicable Purchase Price in accordance with Section 2.1.

“Purchase Notice” shall mean a written notice from the Company, substantially in the form of Exhibit A hereto, to the Investor setting forth the Purchase Notice Securities which the Company requires the Investor to purchase pursuant to the terms of this Agreement.

“Purchase Notice Date” shall have the meaning specified in Section 2.3(a).

“Purchase Notice Limitation” shall mean either the Initial Purchase Notice Limitation for a Purchase Notice electing the Initial Purchase Price, the Regular Purchase Notice Limitation for a Purchase Notice electing the Regular Purchase Price, or the Forward Purchase Notice Limitation for a Purchase Notice electing the Forward Purchase Price.

“Purchase Notice Securities” shall mean all ADSs representing Ordinary Shares, all Prefunded Warrants, and all Prefunded Warrant ADSs to be issued to the Investor pursuant to Purchase Notices in accordance with the terms and conditions of this Agreement.

“Purchase Price” shall mean either the Initial Purchase Price, the Regular Purchase Price, or the Forward Purchase Price, as elected by the Company on each Purchase Notice.

“Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification and filing fees (including fees with respect to filings required to be made with FINRA, and any fees of the securities exchange or automated quotation system on which the ADSs are then listed or quoted), printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of counsel for the Investor not to exceed $15,000, blue sky fees and expenses (including reasonable fees and disbursements of counsel for the Investor in connection with blue sky compliance), and any fees and disbursements of accountants retained by the Company incident to or required by any such registration.

“Registration Statement” shall have the meaning specified in Section 7.1(c).

“Registrable Securities” shall mean (i) Ordinary Shares underlying the Purchase Notice Securities, including the Ordinary Shares underlying the Prefunded Warrant ADSs, (ii) the Ordinary Shares underlying the Commitment Warrant ADSs, and (iii) any other equity security of the Company issued or issuable with respect to any such Securities by way of a share dividend or share split or in connection with a combination of shares, capitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (1) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of, or exchanged in accordance with such registration statement; (2) such securities shall have ceased to be outstanding; (3) such securities have been sold pursuant to Section 4(a)(1) of the Securities Act, including sales made pursuant to Rule 144 promulgated thereunder; or (4) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Regular Purchase Notice Limitation” shall mean a number of ADSs having an aggregate purchase price equal to the lesser of (i) $500,000 or (ii) sixty percent (60%) of the Average Daily Trading Volume, unless the Company and the Investor mutually agree in writing to increase the Regular Purchase Notice Limitation to a number of ADSs in an amount not to exceed an aggregate purchase price of $3,000,000.

“Regular Purchase Notice” shall mean a Purchase Notice issued by the Company selecting the Regular Purchase Price at which to sell the Purchase Notice Securities subject to such Purchase Notice.

“Regular Purchase Price” shall mean the lowest daily VWAP of the ADSs during the five (5) consecutive Business Days immediately prior to the Purchase Notice Date with respect to a Purchase Notice, as determined by the Investor, multiplied by ninety percent (90%).  Any Purchase Notice setting forth the Regular Purchase Price will be subject to the Regular Purchase Notice Limitation.

“Regulation D” shall mean Regulation D promulgated under the Securities Act.

“Required Dispute Documentation” shall have the meaning set forth in Section 11.16(a).

“Rule 144” shall mean Rule 144 under the Securities Act or any similar provision then in force under the Securities Act.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning specified in Section 4.5.

“Securities” shall mean the Purchase Notice Securities and the Commitment Securities, collectively.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Equivalents” shall mean any securities of the Company entitling the holder thereof to acquire at any time ADSs representing Ordinary Shares, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive,  Ordinary Shares represented by ADSs.

“Subsidiary” shall mean any Person that the Company wholly owns or controls, or in which the Company, directly or indirectly, owns a majority of the voting stock or similar voting interest, in each case that would be disclosable pursuant to Item 601(b)(21) of Regulation S-K promulgated under the Securities Act.

“Transaction Documents” shall mean this Agreement and all exhibits hereto.

“Transfer Agent” shall mean the The Bank of New York Mellon, and any successor transfer agent of the Company.

“Transfer Agent/ADS Depositary Confirmation” shall have the meaning specified in Section 2.2(c).

“Transfer Agent/ADS Depositary Deliverables” shall have the meaning specified in Section 2.2(c).

“VWAP” shall mean, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, or if the foregoing does not apply, the dollar volume-weighted average price of such security in any principal quotation system operated by OTC Markets Group Inc. or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, or, if no dollar volume-weighted average price is reported, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc.  If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Investor.  If the Company and the Investor are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 11.16.  All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization, or other similar transaction during such period.

“Underlying Ordinary Shares” shall have the meaning specified in the recitals to this Agreement.

ARTICLE II
PURCHASE AND SALE OF SECURITIES

Section 2.1          Purchase Notices.  Subject to the conditions set forth herein, at any time during the Commitment Period, the Company shall have the right, but not the obligation, to direct the Investor, by its delivery to the Investor of a Purchase Notice from time to time, to purchase, and the Investor shall have the obligation to purchase from the Company, the number of Purchase Notice Securities set forth on the Purchase Notice at the Purchase Price, provided that the amount of Purchase Notice Securities shall not (i) exceed the Purchase Notice Limitation, (ii) cause the Investor to beneficially own more than the Beneficial Ownership Limitation as set forth in Section 8.2(f), or (iii) cause the Company to breach the Companies Law as set forth in Section 8.2(g) unless and until the Company obtains the approval of its shareholders for the issuance of Ordinary Shares in excess of such amount; provided, however, that the number of Purchase Notice Securities set forth on the Initial Purchase Notice or any Regular Purchase Notice may exceed the limitations set forth in Section 2.1(ii) and Section 2.1(iii) (as determined in the manner set forth in Sections 8.2(f) and Section 8.2(g), respectively) if, and only if, the Purchase Notice Securities that are in excess of the lower of the limitation in Section 2.1(ii) and the limitation in Section 2.1(iii) are Prefunded Warrants in lieu of ADSs (in which case, the Initial Purchase Price shall be reduced by $0.0001 per Prefunded Warrant).  At the Company’s option, the Company may request, in writing, the Investor provide to the Company, and the Investor shall promptly provide to the Company, the number of ADSs and/or Ordinary Shares beneficially owned by the Investor and its Affiliates as determined in accordance with Section 13 of the Exchange Act, for the purposes of determining if the issuance of Purchase Notice Securities will exceed the limitations set forth in Section 2.1(ii) and Section 2.1(iii).  Unless waived by the Investor in writing, the Company may not deliver a subsequent Purchase Notice until the Closing of an active Purchase Notice; provided, however, that the Company may deliver up to two (2) Forward Purchase Notices on any given Business Day (subject to Section 2.3) if the Investor has sold all Purchase Notice Securities set forth on the first Forward Purchase Notice delivered on such Business Day and has notified the Company by email at the email address set forth in Section 11.17 that all such Purchase Notice Securities have been sold.  If the Company delivers two (2) Forward Purchase Notices on any given Business Day, the Company may not thereafter deliver a subsequent Purchase Notice (whether Regular or Forward) until the Closing of such two Forward Purchase Notices.  Notwithstanding the foregoing, following the Investor’s receipt of a Forward Purchase Notice, if the Investor notifies the Company that the Investor’s broker will not permit the Investor to sell Purchase Notice Securities prior to the Investor actually depositing such Purchase Notice Securities from the Company into the Investor’s brokerage account, then the Investor shall be permitted to decline to accept such Forward Purchase Notice, and such Forward Purchase Notice shall be null and void ab initio and of no force or effect whatsoever (it being understood that the foregoing shall not apply to the Initial Purchase Notice or a Regular Purchase Notice).

Section 2.2          Purchase Price Election.  For the Initial Purchase Notice, the Company must select the Initial Purchase Price at which to sell the Purchase Notice Securities subject to such Initial Purchase Notice.  For each subsequent Purchase Notice, the Company shall have the right to select the Regular Purchase Price or the Forward Purchase Price at which to sell the Purchase Notice Securities subject to such Purchase Notice.

Section 2.3          Deliveries; Closing.

(a)          Purchase Notice Delivery.  In accordance with Section 2.1 and subject to the satisfaction of the conditions set forth in Section 8.2, the Company shall instruct the ADS Depositary to issue and deliver the Purchase Notice Securities either as DWAC ADSs or DRS ADSs to the Investor pursuant to Section 2.2(b) promptly after the delivery of each Purchase Notice by email at the Investor’s email address set forth in Section 11.17.  The Initial Purchase Notice and any Regular Purchase Notice shall be deemed delivered on (i) the Business Day that such Purchase Notice has been received by email by the Investor if such Purchase Notice is received on or prior to 8:00 a.m. New York time, or (ii) the next Business Day if such Purchase Notice is received by email after 8:00 a.m. New York time on a Business Day or at any time on a day which is not a Business Day.  A Forward Purchase Notice shall be deemed delivered on (i) the Business Day that such Purchase Notice has been received by email by the Investor if such Purchase Notice is received on or prior to 12:30 p.m. New York time, or (ii) the next Business Day if such Purchase Notice is received by email after 12:30 p.m. New York time on a Business Day or at any time on a day which is not a Business Day.  The Business Day on which a Purchase Notice is deemed delivered pursuant to this Section 2.3(a) shall be the “Purchase Notice Date”.

(b)          Issuance and Delivery of Underlying Ordinary Shares and Purchase Notice Securities.  No later than 5:00 p.m. New York time on the first (1st) Business Day after the Purchase Notice Date, the Company shall (i) make proper delivery to the Custodian for deposit on behalf of the Investor in accordance with the ADS Deposit Agreement of all of the Ordinary Shares underlying the Purchase Notice Securities, (ii) pay to the ADS Depositary any fee payable under the ADS Deposit Agreement for the issuance of the ADSs, and (iii) instruct the ADS Depositary to deliver such Purchase Notice Securities to the Investor by registration in uncertificated form in the name of the Investor, by no later than 5:00 p.m., New York Time on the second (2nd) Business Day after the Purchase Notice Date.

(c)           Alternative Delivery of Purchase Notice or Commitment Securities.  If the Investor has resold Purchase Notice Securities or Commitment Securities in a manner described under the caption “Plan of Distribution” in the Registration Statement and otherwise in compliance with Section 5.3 of this Agreement, the Investor shall (i) send a confirmation to the Transfer Agent and ADS Depositary setting forth the number of such Purchase Notice Securities or Commitment Securities (as applicable) that have been so resold and the date of such resales (such confirmation, the “Transfer Agent/ADS Depositary Confirmation”) and (ii) deliver to the Transfer Agent and ADS Depositary customary documentation reasonably satisfactory to the Transfer Agent and ADS Depositary with respect to such resold Purchase Notice Securities or Commitment Securities (as applicable), including a customary broker’s representation letter confirming, among other things, that the Investor has resold such Commitment Securities or Purchase Notice Securities (as applicable) in a manner described under the caption “Plan of Distribution” in the Registration Statement and otherwise in compliance with Section 5.3 of this Agreement (including confirmation of compliance with any relevant prospectus delivery requirements) (collectively, the “Transfer Agent/ADS Depositary Deliverables”).  With respect to the Purchase Notice Securities or Commitment Securities (as applicable) resold by the Investor as described in the preceding sentence and as to which the Investor has delivered the Transfer Agent/ADS Depositary Deliverables with respect to such resold Purchase Notice Securities or Commitment Securities (as applicable), in lieu of delivering such resold Purchase Notice Securities or Commitment Securities (as applicable) to the Investor in accordance with Section 2.2(b), the Company shall (i) instruct the Transfer Agent to issue and deposit Ordinary Shares with the Custodian under the terms of the ADS Deposit Agreement, (ii) pay to the Depositary the fee payable under the ADS Deposit Agreement for the issuance of the ADS, and (iii) instruct the ADSs Depositary, upon deposit of the Ordinary Shares with the Custodian and the payment of the ADS issuance fee by the Company, to deliver and credit such Purchase Notice Securities or Commitment Securities (as applicable) using either the DWAC or deliver order (DO) system maintained by DTC (or any similar program hereafter adopted by DTC performing substantially the same function) to the account with DTC of the Investor’s designated broker-dealer as specified in the Transfer Agent/ADS Depositary Deliverables with respect to such resold Purchase Notice Securities or Commitment Securities (as applicable) at the time such Purchase Notice Securities or Commitment Securities (as applicable) would otherwise have been required to be delivered to the Investor in accordance with Section 2.2(b).  Concurrently with such instruction and payment, the Company shall confirm to the ADS Depositary that the Registration Statement was effective and could be relied upon to sell such ADSs as of the relevant date of sale and that the Investor is named as a selling shareholder in the prospectus included in the Registration Statement. Any Purchase Notice Securities or Commitment Securities (as applicable) so delivered (x) shall only be used by the Investor’s broker-dealer to deliver such Purchase Notice Securities or Commitment Securities (as applicable) to DTC for the purpose of settling the Investor’s share delivery obligations with respect to the sale of such Purchase Notice Securities or Commitment Securities (as applicable), which may include delivery to other accounts of such broker-dealer and inclusion in the number of Purchase Notice Securities or Commitment Securities (as applicable) delivered by that broker-dealer in “net settling” that broker-dealer’s trading of the ADSs, including its positions with the broker-dealers of the respective persons who purchase such Purchase Notice Securities or Commitment Securities (as applicable) from the Investor, and (y) shall remain “restricted securities” as such term is defined in Rule 144(a)(3) under the Securities Act until so delivered.

(d)          Closing.  The Investor shall pay to the Company the Purchase Notice Amount with respect to the applicable Purchase Notice as full payment for such Purchase Notice Securities purchased by the Investor under the applicable Purchase Notice via wire transfer of immediately available funds as set forth below on the Closing Date. All payments made under this Agreement shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as the Company may from time to time designate by written notice in accordance with the provisions of this Agreement.  Whenever any amount expressed to be due by the terms of this Agreement is due on any day that is not a Business Day, the same shall instead be due on the next succeeding day that is a Business Day.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants the following to the Company:

Section 3.1          Intent.  The Investor is entering into this Agreement and purchasing the Securities for its own account, and not as nominee or agent, for investment purposes and not with a view towards, or for a sale in connection with, a “distribution” (as such term is defined in the Securities Act), and the Investor has no present arrangement (whether or not legally binding) at any time to sell the Securities to or through any Person in violation of the Securities Act or any applicable state securities laws; provided, however, that the Investor reserves the right to dispose of the Securities at any time in accordance with federal and state securities laws and the applicable securities laws of any jurisdiction to such disposition.

Section 3.2          No Legal Advice From The Company.  The Investor acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors.  The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of its representatives or agents for legal, tax, or investment advice with respect to this investment, the transactions contemplated by this Agreement or the securities laws of any jurisdiction.

Section 3.3          Accredited Investor.  The Investor is an “accredited investor” (as such term is defined in Rule 501(a)(3) of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. The Investor acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

Section 3.4          Authority.  The Investor has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action and no further consent or authorization of the Investor is required.  The Transaction Documents to which it is a party has been duly executed by the Investor, and when delivered by the Investor in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

Section 3.5          Not An Affiliate.  The Investor is not an officer, director, or “affiliate” (as that term is defined in Rule 405 of the Securities Act) of the Company.

Section 3.6          Organization and Standing.  The Investor is an entity duly formed, validly existing, and in good standing under the laws of the State of Delaware with full right and limited partnership or similar power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents.

Section 3.7          Absence of Conflicts.  The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and compliance with the requirements hereof and thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Investor, (b) violate any provision of any indenture, instrument or agreement to which the Investor is a party or is subject, or by which the Investor or any of its assets is bound, or conflict with or constitute a material default thereunder, (c) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by the Investor to any third party, or (d) require the approval of any third-party (that has not been obtained) pursuant to any material contract, instrument, agreement, relationship or legal obligation to which the Investor is subject or to which any of its assets, operations or management may be subject.

Section 3.8          Disclosure; Access to Information.  The Investor has had an opportunity to review copies of the SEC Documents filed on behalf of the Company and has had access to all publicly available information with respect to the Company.  The Investor understands that its investment in the Securities involves a high degree of risk.  The Investor is able to bear the economic risk of an investment in the Securities including a total loss.  The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

Section 3.9          Manner of Sale.  At no time was the Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 3.10          Restricted Securities. The Investor understands and agrees that (i) none of the issuances of the Purchase Notice Securities have been or will be registered under the Securities Act or any state securities laws, (ii) the Purchase Notice Securities will be “restricted securities” under Rule 144, and (iii) the Investor’s broker and the Company will be required to deliver representation letters in form and substance acceptable to the ADS Depositary prior to settlement of any resale of the Purchase Notice Securities pursuant to the Registration Statement.  The Investor understands that the ADSs and any securities issued in respect of or exchange for the ADSs, other than those issued and delivered pursuant to Section 2.2(c), may be notated with the legend set forth in Section 9.1.

Section 3.11          No Prior Short Selling.  At no time prior to the date of this Agreement (and no time prior to any Closing hereunder) has any of the Investor, its agents, representatives, or Affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Securities or (ii) hedging transaction which establishes a net short position with respect to the Securities or any other securities of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Documents, the Company represents and warrants the following to the Investor, as of the Execution Date:

Section 4.1          Organization of the Company.  The Company is an entity duly organized and validly existing under the laws of the State of Israel, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.  The Company is not in violation or default of any of the provisions of its organizational or charter documents.  The Company is duly qualified to conduct business and is in good standing (to the extent such concept exists under applicable law) in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing (to the extent such concept exists under applicable law), as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.  The Company has Subsidiaries as disclosed in the SEC Documents.

Section 4.2          Authority.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents.  The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or shareholders is required.  The Transaction Documents have been duly executed and delivered by the Company and, when duly executed by the Investor and delivered by the Company in accordance with the term hereof, constitute valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application and (ii) to the extent the enforceability of any provisions for indemnification may be limited by public policy.

Section 4.3          Capitalization.   The capitalization of the Company as of the date hereof is as set forth on in the SEC Documents, which include the number of Ordinary Shares (including Ordinary Shares represented by ADSs) owned beneficially, and of record, by Affiliates of the Company as of the date hereof.  Except as disclosed in the SEC Documents, the Company has not issued any securities since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee share options under the Company’s share option plans, the issuance of ADSs or Ordinary Shares to employees pursuant to the Company’s employee share purchase plans, and pursuant to the conversion and/or exercise of Share Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.  No Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents.  Except as set forth in the SEC Documents and this Agreement, there are no outstanding options, warrants, scrip rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities, rights, or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any securities, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional securities or Share Equivalents.  The issuance and sale of any Securities pursuant to this Agreement will not obligate the Company to issue securities of the Company to any Person (other than the Investor) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange, or reset price under any of such securities, except to the extent that the exercise or conversion price of such securities are calculated based on the market price of the ADSs on the applicable exercise or conversion date.  Except for the Company’s outstanding preferred shares as set forth in the Company’s articles of association, there are no outstanding securities or instruments of the Company that contain any redemption or similar provisions, and there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to redeem a security of the Company.  The Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  Except as disclosed in the SEC Documents, there are no shareholders agreements, voting agreements, or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

Section 4.4          Listing and Maintenance Requirements.  The ADSs are registered pursuant to Section 12(b) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the ADSs under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration.  Except as disclosed in the SEC Documents, the Company has not, in the twelve (12) months preceding the date hereof, received notice from the Principal Market on which the ADSs are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Principal Market.  Except as disclosed in the SEC Documents, the Company is in compliance with all such listing and maintenance requirements and has no reason to believe that it will not continue to be in compliance with all such listing and maintenance requirements in the foreseeable future.

Section 4.5          SEC Documents; Disclosure.  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the one (1) year preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension.  As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto.  The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with SEC’s rules and guidelines applicable thereto.  Such financial statements have been prepared in accordance with International Financial Reporting Standards  applied on a consistent basis during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto or (b) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments).  Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information.  The Company understands and confirms that the Investor will rely on the foregoing representation in effecting transactions in securities of the Company.

Section 4.6          Valid Issuances.  The Securities are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid, and non-assessable, free and clear of all Liens imposed by the Company other than restrictions on transfer provided for in the Transaction Documents and applicable federal and state securities laws and regulations.  Assuming the accuracy of the representations of the Investor in Article III of this Agreement and subject to the filings described in Section 4.7 of this Agreement, the Securities will be issued in compliance with all applicable federal and state securities laws.

Section 4.7          No Conflicts.  The execution, delivery, and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Purchase Notice Securities and Commitment Securities, do not and will not (a) result in a violation of the Company’s articles of association, by-laws, or other organizational or charter documents, (b) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, result in the creation of any Lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture, instrument or any “lock-up” or similar provision of any underwriting or similar agreement to which the Company is a party, or (c) result in a violation of any federal, state or local law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).  The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect.  The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under the Transaction Documents (other than (i) any SEC or state securities filings that may be required to be made by the Company in connection with the execution of this Agreement or the issuance of Securities pursuant hereto, or (ii) the filing of a Listing of Additional Shares Notification Form with the Principal Market, which, in each case, have been made or will be made in a timely manner); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.8          No Material Adverse Effect.  No event has occurred that has had or would reasonably be expected to have a Material Adverse Effect on the Company that has not been disclosed in the SEC Documents.

Section 4.9          Litigation and Other Proceedings.  Except as disclosed in the SEC Documents, there are no material actions, suits, investigations, SEC inquiries, FINRA inquiries, NASDAQ inquiries, or similar proceedings (however any governmental agency may name them) pending or, to the actual knowledge of the Company, threatened against or affecting the Company or its properties, nor has the Company received any written or, or to the knowledge of the Company, oral notice of any such action, suit, proceeding, SEC inquiry, FINRA inquiry, NASDAQ inquiry or investigation, which would have a Material Adverse Effect. No judgment, order, writ, injunction or decree or award against the Company has been issued by or, to the actual knowledge of the Company, requested of any court, arbitrator or governmental agency which would have a Material Adverse Effect. There has not been, and to the actual knowledge of the Company, there is no pending investigation by the SEC involving the Company or any current officer or director of the Company.

Section 4.10          Acknowledgment Regarding Investor’s Purchase of Securities.  Based solely on the Investor’s representations and warranties, the Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby and that the Investor is not (i) an officer or director of the Company, or (ii) an “affiliate” (as defined in Rule 144) of the Company.  The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and thereby, and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Purchase Notice Securities.  The Company further represents to the Investor that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

Section 4.11          No General Solicitation.  Neither the Company, nor any Person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Securities.

Section 4.12          No Integrated Offering.  Assuming the accuracy of the Investor’s representations and warranties set forth in Article III, none of the Company, its Affiliates, and any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings for purposes of (i) the Securities Act which would require the registration of any such securities under the Securities Act, or (ii)  any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated, but excluding shareholder consents required to authorize and issue the Securities or waive any anti-dilution provisions in connection therewith.

Section 4.13          Exempt Offering.  Assuming the accuracy of the representations and warranties of such Investor above, the offer, issue, and sale of the Securities hereunder are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D and applicable state securities laws.

Section 4.14          Placement Agent; Other Covered Persons.  The Company has not engaged any Person to act as a placement agent, underwriter, broker, dealer, or finder in connection with the issuance and sale of the Securities to the Investor hereunder.  The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Investor in connection with the issuance and sale of any Securities.

Section 4.15          Registration Statement.  At the time of the filing of any Registration Statement (as defined in Section 7.1(c)), or any amendment thereto, and at the time any such Registration Statement or any amendment thereto becomes effective, the Company shall have no knowledge of any untrue statement of a material fact in such Registration Statement or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, at the time any prospectus that is part of such Registration Statement, or any amendment or supplement to such prospectus, is issued, the Company shall have no knowledge of any untrue statement of a material fact in such prospectus, amendment, or supplement or omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V
COVENANTS OF INVESTOR

Section 5.1          Short Sales and Confidentiality.   During the period from the Execution Date to the end of the Commitment Period, neither the Investor, nor any Affiliate of the Investor acting on its behalf or pursuant to any understanding with it, shall execute (i) any “short sale” (as such term is defined in Section 242.200 of Regulation SHO of the Exchange Act) of the Securities or (ii) hedging transaction which establishes a net short position with respect to the Securities or any other securities of the Company.  For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of the Purchase Notice of such number of Securities reasonably expected to be purchased under the Purchase Notice shall not be deemed a short sale.  The Investor shall, until such time as the transactions contemplated by the Transaction Documents are publicly disclosed by the Company in accordance with the Exchange Act and the terms of the Transaction Documents, maintain the confidentiality of the existence and terms of this transaction and the information included in the Transaction Documents. Further, the Investor shall keep confidential the existence and terms of any Purchase Notice issued by the Company, including the number of Purchase Notice Securities set forth therein, until publicly disclosed by the Company in accordance with the Exchange Act and the terms of the Transaction Documents; provided that the Investor may disclose such information (a) to its Affiliates or any of their respective officers, directors, managers, employees agents, advisors, (including, without limitation, attorneys, accountants, consultants, and financial advisors), brokers, custodians, prime brokers, the Company’s transfer agent, the Company’s outside auditors, or any other Person who need to know such information to carry out the purposes of this Agreement, (b) if the Investor is required by legal process to disclose such information; provided that Investor agrees to notify the Company of the existence, terms, and circumstances of any such legal process so that the Company Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 5.1, (c) if such disclosure is required by law, or (d) if such information constitutes material, non-public information (following notice to and review by the Company of proposed disclosure).

Section 5.2          Compliance with Law; Trading in Securities.  The Investor’s trading activities with respect to the Securities shall be in compliance with all applicable state and federal securities laws and regulations and the rules and regulations of the Principal Market.

Section 5.3          Resale of Securities. Without limiting the generality of Section 5.2, the Investor covenants and agrees that it will resell the Securities only (a) pursuant to the Registration Statement in which the resale of such Securities is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules, and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act, or (b) in compliance with an available exemption under the Securities Act.  As a condition to any resale of the Securities, (x) the Company, the ADS Depositary, or the Transfer Agent may require an opinion of the Company’s legal counsel, the form and substance of which opinion shall be reasonably satisfactory to the Company, its legal counsel, the ADS Depositary, and the Transfer Agent to the effect that such resale under subsection (a) or (b) has been either registered under the Securities Act pursuant to the Registration Statement or does not require registration under the Securities Act pursuant to an available exemption therefrom, respectively, and (y) the Investor shall provide to the Company, its legal counsel, the ADS Depositary, and the Transfer Agent such representations by the Investor and/or the broker executing such resale or other documentation required by the Company, its legal counsel, the ADS Depositary, and the Transfer Agent in support of such opinion.  If the Company fails to cause its legal counsel to provide the legal opinion described in the immediately preceding sentence in connection with a resale effected pursuant to an exemption from registration under the Securities Act (including Section 4(a)(1) of the Securities Act and the Rule 144 safe harbor thereunder) and if permitted by the ADS Depositary and the Transfer Agent, the Investor shall have the right to provide an opinion of a legal counsel selected by the Investor, which opinion shall be in form and substance satisfactory to the Company (together with any representations by the Investor and/or the broker executing such resale or other documentation required by the Company, the ADS Depositary, and the Transfer Agent in support of such opinion), the cost of which shall be borne by the Company.  The Company shall also pay all costs associated with any opinions delivered by its legal counsel.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1          Listing of ADSs.  The Company shall use its commercially reasonable efforts to continue the listing or quotation and trading of the ADSs on the Principal Market (including, without limitation, maintaining sufficient net tangible assets, if required) and will comply in all material respects with the Company’s reporting, filing, and other obligations under the bylaws or rules of the Principal Market.

Section 6.2          Filing of Report of Foreign Private Issuer.  The Company agrees that it shall file a Report of Foreign Private Issuer on Form 6-K, including the Transaction Documents as exhibits thereto, with the SEC within the time required by the Exchange Act, relating to the execution of the transactions contemplated by, and describing the material terms and conditions of, the Transaction Documents (the “6-K”).  The Company shall permit the Investor to review and comment upon the final pre-filing draft version of the 6-K at least two (2) Business Days prior to its filing with the SEC, and the Company shall give reasonable consideration to all such comments.  The Investor shall use its commercially reasonable efforts to comment upon the final pre-filing draft version of the 6-K within one (1) Business Day from the date the Investor receives it from the Company.

Section 6.3          Commitment Securities.  In consideration for the Investor’s execution, delivery, and performance under this Agreement, the Company shall issue to the Investor a warrant (the “Commitment Warrant”) valid for a term of five (5) years, entitling the Investor to purchase ADSs (the “Commitment Warrant ADSs” and, collectively with the Commitment Warrant, the “Commitment Securities”) with a value (calculated based on the then-current ADS to Ordinary Share ratio pursuant to the ADS Deposit Agreement) equal to ten percent (10%) of the Commitment Amount divided by the Exercise Price (as defined in the Commitment Warrant), which is based on a Company valuation of twelve million dollars ($12,000,000).  The Exercise Price will be calculated by dividing the $12,000,000 valuation by the total number of outstanding Ordinary Shares as of the Exercise Date (as defined in the Commitment Warrant) multiplied by the then-current ADS to Ordinary Share ratio pursuant to the ADS Deposit Agreement.  Upon issuance pursuant to this Section 6.3, the Commitment Warrant shall constitute “restricted securities” as such term is defined in Rule 144 under the Securities Act and the certificate or book-entry statement representing the Commitment Warrant shall bear a restrictive legend set forth Section 9.1 of this Agreement.  The terms and conditions of the Commitment Warrant, including vesting schedule, expiration date, and adjustments in the event of certain corporate actions, will be as set forth in the form attached hereto as Exhibit C.

Section 6.4          Subsequent Equity Sales.   From the Closing Date with respect to the Initial Purchase Notice until fifteen (15) days thereafter, the Company shall not issue, enter into any agreement to issue, or announce the issuance or proposed issuance of, any ADSs or Ordinary Shares in an At The Market Offering at a price below the Initial Purchase Price (in the case of Ordinary Shares, as adjusted to reflect the then-current ADS to Ordinary Share ratio pursuant to the ADS Deposit Agreement).

ARTICLE VII
REGISTRATION RIGHTS

Section 7.1          Registration.

(a)          The Company shall file a registration statement covering (and to qualify under required U.S. state securities laws, if any) the offer and sale of all Registrable Securities by the Investor on a continuous basis pursuant to Rule 415, not later than fifteen (15) Business Days after the Execution Date, which registration statement shall be filed with the SEC on Form F-1 (the “Initial Registration Statement”).  The Company shall undertake to register the Registrable Securities on Form F-3 as soon as such form is available, provided that the Company shall maintain the effectiveness of the Initial Registration Statement then in effect until such time as a registration statement on Form F-3 covering the Registrable Securities has been declared effective by the SEC.

(b)          Notwithstanding the registration obligations set forth in Section 7.1(a), if the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly inform the Investor and use its commercially reasonable efforts to file amendments to the Initial Registration Statement or a new registration statement (a “New Registration Statement”) as required by the SEC, covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form F-1 or such other form available to register for resale the Registrable Securities as a secondary offering, subject to the provisions of Section 7.1(a).

(c)          If the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, in accordance with Section 7.1(b) above, and if the SEC informs the Company that all of the remaining Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as possible, one or more additional registration statements on Form F-1 or F-3 or such other form that is available to register for resale all of those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or on the New Registration Statement.  The Initial Registration Statement, a New Registration Statement, and any other registration statements pursuant to which the Company seeks to register for resale any Registrable Securities shall each be referred to herein as a “Registration Statement” and collectively as the “Registration Statements.”  The term “Registration Statement(s)” shall include any prospectus, amendments and supplements to such registration statement or prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

(d)          The Company shall use its commercially reasonable efforts to (i) cause each Registration Statement to be declared effective by the SEC as soon as practicable, and (ii) keep each Registration Statement continuously effective under the Securities Act until the Investor ceases to hold Registrable Securities.  Each Registration Statement shall provide for any method or combination of methods of resale of Registrable Securities legally available to, and requested by, the Investor, and shall comply with the relevant provisions of the Securities Act and Exchange Act. The Investor acknowledges that it will be identified in each Registration Statement as an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and the Investor shall furnish all information reasonably requested by the Company for inclusion therein and shall otherwise cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement. If Form F-3 becomes available for the registration of the resale of all of the Registrable Securities hereunder, the Company may use such Form; provided, however, if Form F-3 is not available for the registration of the resale of all of the Registrable Securities hereunder, the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a registration statement on Form F-3 covering all of the Registrable Securities has been declared effective by the SEC.

Section 7.2          Expenses of Registration.  All Registration Expenses incurred in connection with all registrations pursuant to this Article VII shall be borne by the Company.

Section 7.3          Registration Procedures.  In the case of each registration of Registrable Securities effected by the Company pursuant to this Article VII, the Company will do the following:

(a)          Prepare each Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing such Registration Statement, any prospectus or any amendments or supplements thereto, furnish to the Investor copies of all documents prepared to be filed with the SEC, and the Investor and its counsel will have a reasonable opportunity to review such document prior to their filing with the SEC;

(b)          In accordance with Section 7.1, file with the SEC the Registration Statement relating to the Registrable Securities, including all exhibits and financial statements required by the SEC to be filed therewith, and use its commercially reasonable efforts to cause such Registration Statement(s) to become effective under the Securities Act as soon as practicable;

(c)          Prepare and file with the SEC such amendments, post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be reasonably requested by the Investor or as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by such Registration Statement;

(d)          Notify the Investor, , and confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable prospectus or any amendment or supplement to such prospectus has been filed, (ii) of any written comments by the SEC or any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement, prospectus or for additional information (whether before or, to the extent that such notice does not consist of material non-public information as determined by the Company, after the effective date of the Registration Statement), (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final prospectus or the initiation or threatening of any proceedings for such purposes, and (iv) of the receipt by the Company of any notification with respect to the suspension of any Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(e)          Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as the Investor (or its counsel) from time to time may reasonably request;

(f)          Register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions in the United States as shall be reasonably requested by the Investor; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions where it would not otherwise be required to qualify or when it is not then otherwise subject to service of process;

(g)          Notify each seller of Registrable Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances under which they were made, and following such notification promptly prepare and file a post-effective amendment to such Registration Statement or a supplement to the related prospectus or any document incorporated therein by reference, and file any other required document that would be incorporated by reference into such Registration Statement and prospectus, so that such Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and, in the case of a post-effective amendment to a Registration Statement, use its commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and give to the Investor a written notice of such amendment or supplement, and, upon receipt of such notice, the Investor agrees not to sell any Registrable Securities pursuant to such Registration Statement until the Investor’s receipt of copies of the supplemented or amended prospectus or until it receives further written notice from the Company that such sales may re-commence;

(h)         Use its commercially reasonable efforts to prevent, or obtain the withdrawal of, any order suspending the effectiveness of any Registration Statement (and promptly notify in writing the Investor covered by such Registration Statement of the withdrawal of any such order);

(i)          Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(j)          If requested, cooperate with the Investor to facilitate the timely preparation and delivery of certificates or establishment of book entry notations representing Registrable Securities to be sold and not bearing any restrictive legends, including without limitation, procuring and delivering any opinions of counsel, certificates, or agreements as may be necessary to cause such Registrable Securities to be so delivered;

(k)          Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(l)          Promptly identify to the Investor any underwriter(s) participating in any disposition pursuant to such Registration Statement and any attorney or accountant or other agent retained by any such underwriter or selected by the Investor, make available for inspection by the Investor all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such Registration Statement and to conduct appropriate due diligence in connection therewith;

(m)          Reasonably cooperate, and cause each of its principal executive officer, principal financial officer, principal accounting officer, and all other officers and members of the management to fully cooperate in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, assisting with the preparation of any Registration Statement or amendment thereto with respect to such offering and all other offering materials and related documents, and participation in meetings with underwriters, attorneys, accountants and potential shareholders;

(n)          Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and make available to its shareholders an earnings statement (in a form that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act or any successor rule thereto) no later than thirty (30) days after the end of the 12-month period beginning with the first day of the Company’s first full fiscal quarter after the effective date of such Registration Statement, which earnings statement shall cover said 12-month period, and which requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 20-F, 40-F, and 6-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act or any successor rule thereto;

(o)          Reasonably cooperate with the Investor and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA, and use its commercially reasonable efforts to make or cause to be made any filings required to be made by an issuer with FINRA in connection with the filing of any Registration Statement;

(p)          If requested by the Investor, the Company shall as soon as practicable (i) incorporate in a prospectus supplement or post-effective amendment such information as the Investor reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by the Investor;

(q)          Take all reasonable action to ensure that any “free writing prospectus” (as defined in the Securities Act) utilized in connection with any registration covered by Article VII complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and

(r)          Take all such other reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities.

Section 7.4          Information by the Investor.  The Investor shall furnish to the Company such information regarding the Investor and the distribution proposed by the Investor as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Article VII.

Section 7.5          Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to do the following:

(a)          Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act;

(b)          File with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c)          So long as the Investor owns any Registrable Securities, furnish to the Investor forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form F-1 or Form F-3 (at any time after the Company so qualifies) and such other reports and documents so filed as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor to sell any such securities without registration.  The Company further covenants that it shall take such further action as the Investor may reasonably request to enable the Investor to sell from time to time Securities held by the Investor without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions.

Section 7.6          No Inconsistent Agreements.  The Company has not entered, as of the date hereof, nor shall the Company, on or after the date of this Agreement, enter into any agreement with respect to its securities, that would have the effect of impairing the rights granted to the Investor or otherwise conflict with the provisions hereof.  Unless the Company receives the consent of the Investor, the Company shall not file any other registration statements (other than registration statements on Form F-4, Form F-8, Form F-10, or Form S-8 or any successor forms thereto) until all Registrable Securities are registered pursuant to a Registration Statement that is declared effective by the SEC.

ARTICLE VIII
CONDITIONS TO DELIVERY OF
PURCHASE NOTICE AND CONDITIONS TO CLOSING

Section 8.1          Conditions Precedent to the Obligation of the Company to Issue and Sell Purchase Notice Securities.  The obligation of the Company hereunder to issue and sell the Purchase Notice Securities to the Investor is subject to the satisfaction of each of the conditions set forth below:

(a)          Accuracy of the Investor’s Representations and Warranties.  The representations and warranties of the Investor shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing as though made at each such time.

(b)          Performance by the Investor.  The Investor shall have performed, satisfied, and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by the Investor at or prior to each Closing.

(c)          Principal Market Regulation.   The trading of the ADSs shall not have been suspended by the SEC or the Principal Market, or otherwise halted for any reason, and the Purchase Notice Securities shall have been approved for listing or quotation on, and shall not have been delisted from or no longer quoted on, the Principal Market.  The Company shall have no obligation to issue any Purchase Notice Securities, and the Investor shall have no right to receive any Purchase Notice Securities, if the issuance of such Purchase Notice Securities would not comply with Section 8.2(g).

Section 8.2          Conditions Precedent to the Obligation of the Investor to Purchase the Purchase Notice Securities.  The obligation of the Investor hereunder to purchase the Purchase Notice Securities is subject to the satisfaction of each of the following conditions:

(a)          Effective Registration Statement.  One or more Registration Statements, and any amendment or supplement thereto, shall have been declared effective and shall remain effective for the resale of the Registrable Securities (including reoffers by the Investor, affiliated purchasers, and selling agents of the Investor) at all times until the Closing with respect to the subject Purchase Notice, the Company shall not have received notice that the SEC has issued or intends to issue a stop order with respect to such Registration Statement or that the SEC otherwise has suspended or withdrawn the effectiveness of such Registration Statement, either temporarily or permanently, or intends or has threatened to do so, and no other suspension of the use of, or withdrawal of the effectiveness of, such Registration Statement shall exist.  The Investor shall not have received any notice from the Company that the prospectus contained in a Registration Statement and/or any prospectus supplement or amendment thereto fails to meet the requirements of Section 5(b) or Section 10 of the Securities Act.

(b)          Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects as of the Execution Date and as of the date of each Closing (except for representations and warranties specifically made as of a particular date).

(c)          Performance by the Company.  The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied, or complied with by the Company at or prior to such Closing.

(d)          No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or adopted by any court or governmental authority of competent jurisdiction that prohibits or directly and materially adversely affects any of the transactions contemplated by the Transaction Documents, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by the Transaction Documents.

(e)          No Suspension of Trading in or Delisting of ADSs.  The trading of the ADSs shall not have been suspended by the SEC or the Principal Market, or otherwise halted for any reason, and the ADSs shall have been approved for listing or quotation on and shall not have been delisted from or no longer quoted on the Principal Market.  In the event of a suspension, delisting, or halting for any reason, of the trading of the ADSs, as contemplated by this Section 8.2(e) following delivery of a Purchase Notice and prior to the Closing for the Purchase Notice Securities for such Purchase Notice, the Investor shall, subject to applicable securities laws, have the right to return to the Company any amount of Purchase Notice Securities associated with such Purchase Notice, and the Commitment Amount with respect to such Purchase Notice Securities, shall be refunded accordingly.

(f)          Beneficial Ownership Limitation.  Except as provided in Section 2.1, the number of Purchase Notice Securities to be purchased by the Investor at any time under this Agreement shall not exceed the number of such ADSs that, when aggregated with all other ADSs and Ordinary Shares then “held” (as defined for purposes of the Israeli Companies Law, 1999, as amended) or “beneficially owned” (as such term is defined under the Exchange Act) by the Investor or its Affiliates, would result in the Investor together with its Affiliates “holding” or beneficially owning more than the Beneficial Ownership Limitation (as defined below), as determined in accordance with the Companies Law and Section 13 of the Exchange Act.  For purposes of this Section 8.2(f), if the amount of Ordinary Shares outstanding is greater or lesser on a Closing Date than on the date on which the Purchase Notice associated with such Closing Date is given, the amount of Ordinary Shares outstanding on such Closing Date shall govern for purposes of determining whether the Investor would beneficially own more than the Beneficial Ownership Limitation following a purchase on any such Closing Date.  If the Investor claims that compliance with a Purchase Notice would result in the Investor owning more than the Beneficial Ownership Limitation, upon request of the Company, the Investor will provide the Company with evidence of the Investor’s then existing ADSs, Ordinary Shares, and Share Equivalent beneficially owned.  The “Beneficial Ownership Limitation” shall be 4.99% of the voting power of the Company or of the number of Ordinary Shares and ADSs outstanding immediately after to the issuance of Purchase Notice Securities issuable pursuant to a Purchase Notice.  To the extent that the Beneficial Ownership Limitation would be exceeded in connection with a Closing, the number of Securities issuable to the Investor shall be reduced so it does not exceed the Beneficial Ownership Limitation (the “Reduction”) and, prior to and until the Reduction, the Securities in excess of the Beneficial Ownership Limitation (the “Excess Securities”) shall be deemed to have no voting rights nor any rights to receive distributions from the Company, and the Company shall therefore be required to disregard any voting or distribution rights attached to such Excess Shares until such time that the Company is satisfied in its discretion that the Investor is in compliance with the Beneficial Ownership Limitation.

(g)          Principal Market Regulation.  The Company shall have no right to issue and the Investor shall have no obligation to purchase any Purchase Notice Securities if the issuance of the Underlying Ordinary Shares underlying such Purchase Notice Securities would exceed the aggregate number of Underlying Ordinary Shares (taken together with the issuance of all Commitment Securities, if any) which the Company may issue without breaching the Company’s obligations under Section 270(5) of the Israeli Companies Law, 5759-1999 (the “Companies Law”), except that such limitation shall not apply if the Company (1) obtains the approval of its shareholders as required by the Companies Law in excess of such amount or (2) obtains a written opinion from outside counsel to the Company that the execution, delivery and performance of this Agreement has been approved by all requisite corporate action which opinion shall be reasonably satisfactory to the Investor.  The number of ADSs and/or Ordinary Shares that the Company is authorized to issue under the Companies Law without the requirement to seek the approval of its shareholders shall be appropriately adjusted for any share or stock dividend, share or stock split, reverse share or stock split, or similar transaction.  At the Company’s option, the Company may request, in writing, the Investor provide to the Company, and the Investor shall promptly provide to the Company, the number of ADSs and/or Ordinary Shares beneficially owned by the Investor and its Affiliates, for the purposes of determining if the issuance of Purchase Notice Securities will breach the Companies Law.

(h)          No Knowledge.  The Company shall have no knowledge of any event more likely than not to have the effect of causing the effectiveness of a Registration Statement to be suspended or the prospectus contained in a Registration Statement or any prospectus supplement thereto failing to meet the requirement of Sections 5(b) or 10 of the Securities Act (which event is more likely than not to occur within the fifteen (15) Business Days following the Business Day on which such Purchase Notice is deemed delivered).

(i)          DWAC or DRS Eligibility.  The Securities must be DWAC Eligible or DRS Eligible and not subject to a “DTC chill.”

(j)          SEC Documents.  All reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Securities Act and the Exchange Act after the Execution Date (the “Future SEC Documents”) (1) shall have been filed with the SEC within the applicable time periods prescribed for such filings under the Exchange Act, and (2) as of their respective dates, such Future SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and other federal laws, rules and regulations applicable to such Future SEC Documents, and none of such Future SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(k)          Officer’s Certificate.  At each Closing, the Company shall have delivered to the Investor a certificate of an officer of the Company certifying that the Company has satisfied the conditions set forth in Section 8.2.

ARTICLE IX
LEGENDS

Section 9.1          Restrictive Legend.  The certificate(s) or book-entry statement(s) representing any Securities issued pursuant to this Agreement (other than those issued pursuant to Section 2.2(c)), except as set forth below, shall bear a restrictive legend in substantially the following form (and stop transfer instructions may be placed against transfer of any such Securities):

THE ORDINARY SHARES UNDERLYING THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. AS A RESULT THESE SECURITIES (INCLUDING THE ORDINARY SHARES UNDERLYING THESE SECURITIES) MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS (PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM).

Section 9.2          Legend Removal.  Upon the written request by the Investor to the Company if, at the time of such request, the Investor covenants and agrees that it has resold or will resell the Securities only (a)(i) pursuant to the Registration Statement in which the resale of such Securities is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules, and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act, or (ii) in compliance with an available exemption under the Securities Act, and (b) concurrently with such request, the Investor delivers to the Company, its counsel, the Transfer Agent, and the ADS Depositary a customary written certification that the requirements set forth in clause (a) are accurate, and if the Investor resold the Securities under (a)(ii), to the extent the Company’s counsel or the Transfer Agent or the ADS Depositary requires, additional customary requirements to qualify for the applicable exemption under the Securities Act, the Company shall, no later than one (1) Trading Day following the delivery by the Investor to the Transfer Agent and/or ADS Depositary, as applicable, of one or more legended certificates or book-entry statements representing any Securities subject to such request, together with such other documentation from the Investor and its designated broker-dealer as the Transfer Agent and/or ADS Depositary, as applicable, deem reasonably necessary and appropriate, authorize the Transfer Agent and/or ADS Depositary, as applicable, to remove the Securities Act restrictive legend (and any stop transfer instructions placed against transfer thereof) contemplated by Section 9.1 affixed to the Securities (as applicable) subject to such request.  At the times the Company authorizes the removal of the Securities Act restrictive legends on the Securities subject to such request (and any stop transfer instructions placed against transfer thereof) pursuant to this Section 9.2, the Company shall, at its sole expense, use its commercially reasonable efforts to cause its legal counsel to issue to the Transfer Agent and/or ADS Depositary, as applicable, a legal opinion or direction letter authorizing the Transfer Agent and/or ADS Depositary, as applicable, to remove the Securities Act restrictive legends contemplated by Section 9.1 on the Securities (as applicable) subject to such request (which legal opinion or direction letter may be delivered to the Transfer Agent and/or ADS Depositary, as applicable, in advance setting forth the conditions to the removal of such legends).  The Company shall be responsible for the fees of its Transfer Agent and ADS Depositary and the Company’s legal counsel associated with any such legend removals.  If counsel to the Company fails to provide a legal opinion reasonably satisfactory to the Transfer Agent and/or ADS Depositary, as applicable, in accordance with this Section, the Investor shall have the right to provide an opinion of counsel selected by the Investor, the cost of which shall be borne by the Company.

Section 9.3          Investor’s Compliance.  Nothing in this Article IX shall affect in any way the Investor’s obligations hereunder to comply with all applicable securities laws upon the sale of the Securities.

ARTICLE X
INDEMNIFICATION

Section 10.1          Indemnification.  Each Party (an “Indemnifying Party”) agrees to indemnify and hold harmless the other Party along with its officers, directors, employees, and authorized agents (an “Indemnified Party”) from and against any claim or suit by third parties for Damages resulting from or arising out of (i) any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of the Indemnifying Party contained in this Agreement, (ii) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or prospectus contained therein or prospectus supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iv) any violation by the Indemnifying Party of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law, as such Damages are incurred by the Indemnified Party except to the extent that such Damages result primarily from the Indemnified Party’s failure to perform any covenant or agreement contained in this Agreement or the Indemnified Party’s negligent, recklessness or willful misconduct; provided, however, that the foregoing indemnity agreement shall not apply to any Damages of the Indemnified Party to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by the Indemnified Party in reliance upon and in conformity with information furnished to the Indemnified Party by the Indemnifing Party for use in the Registration Statement, any post-effective amendment thereof, prospectus contained therein, prospectus supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented); provided, further, that the Investor will indemnify the Company in accordance with this Section 10.1 for Damages of the Company to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made by the Investor in reliance upon and in conformity with information furnished to the Company by the Investor for use in the Registration Statement, any post-effective amendment thereof, prospectus contained therein, prospectus supplement thereto, or any preliminary prospectus or final prospectus (as amended or supplemented); and provided, further, that in no event shall any indemnity by the Investor under this Section 10.1 exceed the exceed the aggregate Purchase Price paid by the Investor under this Agreement, except in the case of fraud or willful or illegal misconduct by the Investor.

Section 10.2          Indemnification Procedures.  Each Indemnified Party shall (i) give notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought (provided, that any delay or failure to so notify the indemnifying party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is actually and materially prejudiced by reason of such delay or failure), and (ii) permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense unless (w) the Indemnifying Party has agreed in writing to pay such fees or expenses, (x) the Indemnifying Party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Indemnified Party hereunder and employ counsel reasonably satisfactory to the Indemnified Party, (y) the Indemnified Party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the Indemnifying Party, or (z) in the reasonable judgment of any such person (based upon advice of its counsel) a conflict of interest may exist between such person and the Indemnifying Party with respect to such claims (in which case, if the person notifies the Indemnifying Party in writing that such person elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such person).  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

Section 10.3          Contribution.  If the indemnification provided for in this Article X is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.  The Investor will not be required under this Article X to contribute any amount in excess of the aggregate Purchase Price paid by the Investor under this Agreement, except in the case of fraud or willful misconduct by the Investor.  No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Section 10.4          Survival.  The obligations of the Company and the Investor under this Article X shall survive the completion of any offering of Registrable Securities in a registration under Article VII and otherwise shall survive the termination of this Agreement until the expiration of the applicable period of the statute of limitations.

ARTICLE XI
MISCELLANEOUS

Section 11.1          Force Majeure.  No Party shall be liable for any failure to fulfill its obligations hereunder due to causes beyond its reasonable control, including but not limited to acts of God, epidemic or pandemic, natural disaster, labor disturbances, terrorist attack, riots or wars, and any action taken, or restrictions or limitations imposed, by government or public authorities.

Section 11.2          Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

Section 11.3          Assignment.  The Transaction Documents shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors.  Neither any of the Transaction Documents nor any rights of the Investor or the Company hereunder may be assigned by either Party to any other Person.

Section 11.4          No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the Company and the Investor and their respective successors, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as contemplated in Article X.

Section 11.5          Termination.  This Agreement shall automatically terminate on the earlier of (i) the end of the Commitment Period or  (ii) the date that, pursuant to or within the meaning of any Bankruptcy Law, the Company commences a voluntary case or any Person commences a proceeding against the Company, a Bankruptcy Custodian is appointed for the Company or for all or substantially all of its property or the Company makes a general assignment for the benefit of its creditors.

Section 11.6          Entire Agreement.  The Transaction Documents, together with the exhibits thereto, contain the entire understanding of the Company and the Investor with respect to the matters covered herein and therein and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 11.7          Fees and Expenses.  Except as expressly set forth in the Transaction Documents or any other writing to the contrary, each Party shall pay the fees and expenses of its advisers, counsel, accountants, and other experts, if any, and all other expenses incurred by such Party incidental to the negotiation, preparation, execution, delivery, and performance of the Transaction Documents.  Notwithstanding the foregoing, the Parties agree that the amount of twenty thousand dollars ($20,000), representing legal fees of the Investor for this Agreement and the transactions related hereto, shall be deducted from the applicable Purchase Price to be paid by the Investor to the Company for the Purchase Notice Securities, pursuant to the first Purchase Notice delivered pursuant to this Agreement.

Section 11.8          Clearing Costs.  The Company shall pay the Clearing Cost associated with each Closing, any Transfer Agent fees in connection with the issuance of any Securities (including any fees required for same-day processing of any instruction letter delivered by the Company), any ADS Depositary fees in connection with the issuance of any Securities under this Agreement and the Deposit Agreement (including any fees required for same-day processing of any instruction letter delivered by the Company), stamp taxes, and other taxes and duties levied on the Company in connection with the delivery of any Securities to the Investor.

Section 11.9          Counterparts and Execution.  The Transaction Documents may be executed in multiple counterparts, each of which may be executed by less than all of the Parties, all of which together will constitute one instrument, will be deemed to be an original, and will be enforceable against the Parties.  The Transaction Documents may be delivered to the other Party hereto by email of a copy of the Transaction Documents bearing the signature of the Party so delivering the Transaction Documents.  The Parties agree that this Agreement shall be considered signed when the signature of a Party is delivered by .PDF, DocuSign or other generally accepted electronic signature.  Such .PDF, DocuSign, or other generally accepted electronic signature shall be treated in all respects as having the same effect as an original signature.

Section 11.10          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any Party.

Section 11.11          Further Assurances.  Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 11.12          Agreement Not to be Construed Against Drafter.  The Parties acknowledge that they have had an adequate opportunity to review this Agreement and to submit the same to legal counsel for review and comment. The Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.

Section 11.13          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 11.14          Amendments; Waivers.  No provision of this Agreement may be amended other than by a written instrument signed by both Parties hereto and no provision of this Agreement may be waived other than in a written instrument signed by the Party against whom enforcement of such waiver is sought.  No failure or delay in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

Section 11.15          Publicity.  The Company and the Investor shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and no Party shall issue any such press release or otherwise make any such public statement, other than as required by law or for legal compliance, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which case the disclosing Party shall provide the other Party with prior notice of such public statement.  The Investor acknowledges that the Transaction Documents may be deemed to be “material contracts,” as that term is defined by Item 601(b)(10) of Regulation S-K, and that the Company may therefore be required to file such documents as exhibits to reports or registration statements filed under the Securities Act or the Exchange Act.  The Investor further agrees that the status of such documents and materials as material contracts shall be determined solely by the Company, in consultation with its counsel.

Section 11.16          Dispute Resolution.

(a)	Purchase Price, Purchase Notice Limitation, or VWAP.

(i)          In the case of a dispute relating to the applicable Purchase Price, applicable Purchase Notice Limitation, or VWAP (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Investor (as the case may be) shall submit the dispute to the other Party via facsimile or electronic mail within five (5) Business Days after the Party learned of the circumstances giving rise to such dispute.  If the Investor and the Company are unable to promptly resolve such dispute relating to such Purchase Price, Purchase Notice Limitation, or VWAP (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Investor (as the case may be) of such dispute to the Company or the Investor (as the case may be), then the Company and the Investor may select an independent, reputable investment bank as mutually agreed upon to resolve such dispute.  If the Parties cannot agree upon such an investment bank within ten (10) Business Days of the date of the initial notice, the Parties shall submit the dispute to arbitration pursuant to Section 11.16(b).

(ii)          The Investor and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the above and (B) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such investment bank was selected (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Investor or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the Party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline).  Unless otherwise agreed to in writing by both the Company and the Investor or otherwise requested by such investment bank, neither the Company nor the Investor shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii)          The Company and the Investor shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Investor of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline.  The fees and expenses of such investment bank shall be borne by the losing Party, and such investment bank’s resolution of such dispute shall be final and binding upon all Parties.  The terms of this Agreement, each other applicable Transaction Document, and the Required Dispute Documentation shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Agreement and any other applicable Transaction Documents.

(iv)          Both the Company and the Investor expressly acknowledge and agree that (i) this Section 11.16(a) constitutes an agreement to arbitrate between the Company and the Investor (and constitutes an arbitration agreement) under § 5701, et seq. of the Delaware Code Title 10 with respect to the dispute described in Section 11.16(a)(i) and that both the Company and the Investor are authorized to apply for an order to compel arbitration pursuant to Delaware Code Title 10 § 5703 in order to compel compliance with this Section 11.16(a).

(b)          Jurisdiction.  Subject to Section 11.16(a), each party hereby irrevocably submits that any dispute, controversy, or claim arising out of or relating to this Agreement or any Transaction Document (including whether any such dispute is arbitrable), shall be submitted to the exclusive jurisdiction of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware.  Each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  The Company and the Investor agree that all dispute resolution proceedings in accordance with this Section 11.16 may be conducted in a virtual setting.

Section 11.17          Notice  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) delivered by reputable air courier service with charges prepaid for next Business Day delivery, or (c) transmitted by hand delivery, or email as a PDF (with read receipt or a written confirmation of delivery or receipt), addressed as set forth below or to such other address as such Party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by email at the address designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received).

The addresses for such communications shall be:

If to the Company:

Address: 21 Ha’arba’a Street, Tel Aviv 6473921, Israel
Telephone: 972-3-541-3131
E-mail: dror@redhillbio.com

If to the Investor:

Address: 601 Brickell Key Drive, Suite 700, Miami, FL 33131
Telephone: (917) 793-1173
E-mail: operations@alumnicapital.com

Either Party hereto may from time to time change its address or email for notices under this clause by giving prior written notice of such changed address to the other party hereto.

[Signature Page Follows]

Execution Version

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the Execution Date.

REDHILL BIOPHARMA LTD.
By: /s/ Dror Ben-Asher	/s/ Razi Ingber
Name: Dror Ben-Asher Title: CEO	Razi Ingber CFO
Date: June 20, 2025	June 20, 2025
ALUMNI CAPITAL LP By: ALUMNI CAPITAL GP LLC By: /s/ Ashkan Mapar Name: Ashkan Mapar Title: Manager Date: June 20, 2025

EXHIBIT A
FORM OF PURCHASE NOTICE

TO: ALUMNI CAPITAL LP

We refer to the Any Market Purchase Agreement, dated as of June 20, 2025 entered into by and between Redhill Biopharma Ltd. and you (the “Agreement”).  Capitalized terms defined in the Agreement shall, unless otherwise defined herein, have the same meaning when used herein.

We hereby certify that, as of the date hereof, the conditions set forth in Article VIII of the Agreement are satisfied, and we hereby elect to exercise our right pursuant to the Agreement to require you to purchase ___________ Purchase Notice Securities at the following Purchase Price (select only one):

☐ Intial Purchase Price.  The Company acknowledges and agrees that the amount of Purchase Notice Securities shall not exceed the Initial Purchase Notice Limitation.  Any Purchase Notice Securities in excess of the lower of the limitation in Section 2.1(ii) of the Agreement and the limitation in Section 2.1(iii) of the Agreement will be Prefunded Warrants in lieu of ADSs, and the Initial Purchase Price shall be reduced by $0.0001 per Prefunded Warrant.  Accordingly, the Purchase

Number of ADSs: ______________________

Number of Prefunded Warrants: ___________

☐ Regular Purchase Price.  The Company acknowledges and agrees that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation applicable to such Purchase Notice or the Beneficial Ownership Limitation.  To the extent the Beneficial Ownership Limitation has been exceeded, you are requested to advise the Company promptly.  Such notice to the Company shall state the reduced amount of Purchase Notice Securities to sold hereby that shall not exceed the Beneficial Ownership Limitation.

☐ Forward Purchase Price.   The Company acknowledges and agrees that the amount of Purchase Notice Securities shall not exceed the Purchase Notice Limitation applicable to such Purchase Notice or the Beneficial Ownership Limitation.  To the extent the Beneficial Ownership Limitation has been exceeded, you are requested to advise the Company promptly.  Such notice to the Company shall state the reduced amount of Purchase Notice Securities to sold hereby that shall not exceed the Beneficial Ownership Limitation.

Attached is an Officer’s Certificate pursuant to Section 8.2(k) of the Agreement.

The Company’s wire instructions are as follows:

[Insert Wire Instructions]

REDHILL BIOPHARMA LTD. By: Name: [●] Title: [●] Date: [●]

Acknowledged, received and agreed by:

ALUMNI CAPITAL LP By: ALUMNI CAPITAL GP LLC By: Name: Ashkan Mapar Title: Manager Date: [●]

Execution Version
EXHIBIT B
FORM OF PREFUNDED WARRANT

Execution Version
EXHIBIT C
FORM OF COMMITMENT WARRANT